EXHIBIT 3.3

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

GLOBAL EXCHANGE SERVICES, INC.

* * * * *

This Second Amended and Restated Certificate of Incorporation of Global eXchange Services, Inc. (the “Corporation”) was duly adopted by the Board of Directors of the Corporation in accordance with Section 242 and 245 of the General Corporation Law of the State of Delaware.

The Undersigned further certifies that: (1) the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 9, 1994 under the name of “GE Information Services, Inc.”; and (2) the Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read as follows:

FIRST:                The name of the Corporation is “GLOBAL EXCHANGE SERVICES, INC.”

SECOND:           The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.  The name of its registered agent at such address is The Corporation Trust Company.

THIRD:               The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (“Delaware Law”).

FOURTH:           The total authorized capital stock of the Corporation shall consist of 1175 shares of common stock, par value $0.01 per share, consisting of 875 shares designated Class A Common Stock and 300 shares designated Class B Common Stock.

FIFTH:                The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation.

SIXTH:               Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

SEVENTH:

(1)           A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware Law.

(2)(a)      Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by Delaware Law.  The right to indemnification conferred in this ARTICLE SEVENTH shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by Delaware Law.  The right to indemnification conferred in this ARTICLE SEVENTH shall be a contract right.

(b)           The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by Delaware Law.

(3)           The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under Delaware Law.

(4)           The rights and authority conferred in this ARTICLE SEVENTH shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

(5)           Neither the amendment nor repeal of this ARTICLE SEVENTH, nor the adoption of any provision of this Certificate of Incorporation or the bylaws of the Corporation, nor, to the fullest extent permitted by Delaware Law, any modification of law, shall eliminate or reduce the effect of this ARTICLE

SEVENTH in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification.

EIGHTH:            The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by Delaware Law and, with the sole exception of those rights and powers conferred under the above ARTICLE EIGHTH, all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

IN WITNESS WHEREOF, I have hereunto signed my name this 27th day of July 2005.

/s/ Bruce E. Hunter
Bruce E. Hunter
Senior Vice President and Secretary

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Global eXchange Services, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board of Directors, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED that the Certificate of Incorporation of Global eXchange Services, Inc. be amended by changing Article FIRST thereof so that, as amended, said Article shall be and read as follows:

“FIRST: The name of the Corporation is “GXS, Inc.”

SECOND: That in lieu of a meeting and vote of the stockholders of said corporation, the sole stockholder of said corporation has given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Global eXchange Services, Inc. has caused this certificate to be signed by Bruce Hunter, its Secretary, this 8th day of September, 2005.

GLOBAL EXCHANGE SERVICES, INC.
By:	/s/ Bruce Hunter
Bruce Hunter
Secretary